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Exhibit 10.39

EXECUTION COPY

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is made and entered into as of February 8, 2007, by and between KGen Power Management Inc., a Delaware corporation (the "Company"), and Donald E. Boyd (the "Executive").

WITNESSETH:

        WHEREAS, the Company desires to employ the Executive as Executive Vice President of the Company and KGen Power Corporation ("KGen Power") and wishes to acquire and be assured of his services on the terms and conditions hereinafter set forth; and

        WHEREAS, the Executive desires to be employed by the Company as Executive Vice President of the Company and KGen Power and to perform and to serve the Company and KGen Power on the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

        1.    Employment.

          (a)   The Company hereby employs the Executive to serve as a full time employee of the Company, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof. The Executive shall be employed as Executive Vice President of the Company and KGen Power and shall faithfully and competently perform such duties in such manner as the Company and/or and KGen Power may from time to time reasonably direct. The Executive shall report to the Chief Executive Officer and the Board of Directors of KGen Power Corporation (the "Board") and shall have the customary powers, responsibilities and authorities of an Executive Vice President of a corporation of the size, type and nature of KGen Power, as it exists from time to time, and as are assigned by Chief Executive Officer and the Board, subject at all times to the power and authority of the Chief Executive Officer and Board to expand or limit such duties, responsibilities or functions.

          (b)   Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other incapacity, the Executive shall devote his full time and efforts throughout the Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company and KGen Power during the Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and KGen Power in a manner consistent with the duties of his position. The Executive shall observe and comply with the rules and regulations of the Company and KGen Power regarding the performance of his duties and shall carry out and perform all orders, directions, and policies given to him. The Executive shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner. Notwithstanding the foregoing, the Executive may continue to serve on the boards of directors of companies approved by the Company prior to the date hereof.

          (c)   The Executive's principal place of employment shall be in Houston, Texas, such other location as determined by the Company not to exceed sixty (60) miles therefrom, or at such other location as shall be mutually acceptable to the Executive and the Company.

          (d)   The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

        2.    Term.    Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a period beginning on the date hereof (the "Commencement Date") and ending on the third (3rd) anniversary of the Commencement Date. At the end of the initial thirty-six (36) month period, Executive's employment hereunder shall automatically be renewed for additional successive twelve (12) month periods, unless any party gives the others at least ninety (90) days advance written notice of his or its intention not to renew for an additional twelve (12) month period (the initial thirty-six (36) month period and any successive twelve (12) month renewal periods referred to herein as the "Term").

        3.    Salary, Bonuses and Benefits.

          (a)    Salary.    In consideration of the services of the Executive rendered hereunder, the Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of four hundred twenty thousand dollars ($420,000), payable in regular intervals in accordance with the Company's payroll practices. The Base Salary shall be subject to annual review by the Board and may be increased, but not decreased, in the sole discretion of the Board.

          (b)    Annual Bonuses.    In addition to the Base Salary, in respect of each fiscal year during the Term beginning with the fiscal year ending June 30, 2007, the Executive shall be eligible to receive annual incentive compensation (the "Annual Bonus") in an amount and/or percentage to be determined by the Board in its sole discretion, with a target at one hundred percent (100%) of the Base Salary, and subject to the attainment of performance criteria established by the Board.

          (c)    Stock Options.    The Executive shall be granted "Founders Options" and "Initial Management Options" (the "Options") in accordance with the descriptions in the Final Offering Memorandum dated December 18, 2006 (the "Offering Memorandum") and in accordance with the KGen Power Corporation 2006 Equity Incentive Plan and the grant agreements to be dated as of the Acquisition Closing, as set forth in the Offering Memorandum, which grant agreements will be incorporated in and made a part of this Agreement. In the event of a conflict between the plan, the grant agreements and this Agreement, the terms of this Agreement shall govern.

          (d)    Benefits.    During the Term, the Executive shall be:

            (i)    eligible to participate in all employee fringe benefits and any qualified and non-qualified pension and/or profit sharing plans that may be provided by the Company for its employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

            (ii)   eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its employees generally in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

            (iii)  entitled to twenty (20) days of paid vacation annually in accordance with the Company policy that may be applicable on and after the date hereof to employees generally;

            (iv)  entitled to sick leave, sick pay and disability benefits in accordance with any Company policy or plan that may be applicable to employees on and after the date hereof; and

            (v)   entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies that may be applicable to employees on and after the date hereof.

        4.    Termination.

          (a)   The Executive's employment hereunder shall be terminated upon the occurrence of any of the following (each a "Termination"):

            (i)    the death of the Executive;

            (ii)   termination by the Company because of the Executive's inability to perform his duties because of a Disability (as defined below);

            (iii)  termination by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for Good Reason (as defined below);

            (iv)  termination by the Company at any time for Cause (as defined below), such termination to take effect immediately upon written notice from the Company to the Executive; and

            (v)   termination (A) by the Company without Cause, or (B) by the Executive for Good Reason.

          (b)   The following terms shall have the following meanings:

            (i)    "Cause" shall mean the Executive: (A) is indicted or charged with a felony or any lesser crime a material element of which is fraud or dishonesty (but if he is subsequently acquitted or the indictment is otherwise dismissed, other than by plea agreement, his termination will be retroactively treated as being without Cause); (B) commits an act of dishonesty that causes or is reasonably expected to cause material harm to the Company or KGen Power or any of their affiliates; (C) materially breaches this Agreement, which breach is not cured to the Company's reasonable satisfaction within thirty (30) business days of the date on which the Company delivers written notice to Executive identifying the nature of the breach; (D) breaches any of the written policies or procedures of Company or KGen Power, which breach causes or is reasonably expected to cause material harm to the Company or KGen Power or any of their affiliates, or (E) engages in intentional misconduct which causes material harm to the Company or KGen Power or any of their affiliates.

            (ii)   "Disability" shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months as determined (A) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (B) by the following procedure: The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company's or the Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

            (iii)  "Good Reason" shall mean the occurrence, without the Executive's prior written consent, of any of the following: (A) a material reduction in the nature or scope of his duties from those contemplated by this Agreement; (B) a reduction in his then current Base Salary; or (C) the relocation of his primary office to a location that is not within a sixty (60) miles radius of the Company's then current offices, provided, that any such event will not constitute Good Reason unless and until the Executive has provided the Company with notice of the event on which Good Reason is based, and the Company fails to remedy the event within thirty (30) days of receipt of such notice.

        5.    Termination Payments.

          (a)    Termination Due to Death or Disability.    In the event of a Termination due to the Executive's death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

            (i)    payment of his Base Salary at the rate in effect at the time of Termination until the date of Termination due to death or Disability;

            (ii)   any Annual Bonus awarded but not yet paid, payable at such time as the Company pays annual bonuses to similarly situated executives;

            (iii)  any deferred compensation or bonuses (to the extent not covered in clause (ii), above), including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

            (iv)  reimbursement of expenses incurred but not paid prior to such Termination;

            (v)   payment for any accrued but unused vacation; and

            (vi)  such rights to other benefits as may be provided in applicable pension and welfare plans of the Company, other than plans providing for severance or other forms of termination payments, according to the terms and provisions of such plans;

  the foregoing (i) through (vi) as applied to any terminations hereunder referred to herein as the "Termination Payments"; plus:

            (vii) continuation of participation in the Company's group medical, dental and vision plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, for a period of twelve (12) months from the date of Termination, and

            (viii) immediate vesting of all unvested Options.

          (b)    Termination for Cause or Without Good Reason.    In the event that the Company terminates the Executive's employment for Cause or the Executive terminates his employment without Good Reason or gives the Company notice of his intention not to extend any Term under Section 2 of this Agreement, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the Termination Payments, and all unvested Options shall be forfeited. In addition, if the Executive terminates his employment without Good Reason or gives the Company notice of his intention not to extend, the Company will provide the Executive with continuation of participation in the Company's group medical, dental and vision plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, for a period of twelve (12) months from the date of Termination or until the Executive is eligible for substantially equivalent coverage under a new employer's plans prior to the conclusion of the twelve (12) month period.

          (c)    Termination Without Cause or for Good Reason.    In the event the Company terminates the Executive's employment hereunder without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

            (i)    the Termination Payments;

            (ii)   payment of his Base Salary in effect at the time of Termination for a period of twelve (12) months following the effective date or Termination through the Company's regular payroll;

            (iii)  continuation of participation in the Company's group medical, dental and vision plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, until the earlier of twelve (12) months from the date of Termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following Termination; and

            (iv)  immediate vesting of all unvested Options.

          (d)    Expiration of Term.    In the event that the Executive's employment is terminated by reason of the expiration of any Term as a result of the Company giving notice of its intention not to extend any Term under Section 2 of this Agreement, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

            (i)    the Termination Payments;

            (ii)   payment of his Base Salary in effect at the time of Termination for a period of twelve (12) months through the Company's regular payroll, commencing on the first day following the final day of the Term;

            (iii)  continuation of participation in the Company's group medical, dental and vision plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, for a period of twelve (12) months from the date of Termination; and

            (iv)  all unvested Options shall be forfeited;

  provided, however, that the Executive shall have the option of electing to forego the payments and benefits in clauses (ii) and (iii) in exchange for being released from his obligations in Section 7(d)(iv), below, during the twelve (12) month period following the date of Termination.

          In the event that either party gives notice to the other party of his or its intention not to extend the then current Term for an additional Term, the Company shall have the option of discontinuing the Executive's services hereunder at any time after either party has given such notice, subject to the following; (x) the Company shall continue to pay the Executive's Base Salary and to continue his participation in the Company's benefit plans and programs for the balance of the Term; and (y) no such discontinuation shall constitute Good Reason for the Executive's termination of his employment.

          (e)    Non-Duplication of Benefits.    Notwithstanding the foregoing, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 5 or Section 6, nor shall anything in this Agreement require the Company to make any payment or to provide any benefit to the Executive that the Company is otherwise required to provide under any other contract, agreement or arrangement.

          (f)    General Release.    No payments or benefits payable to the Executive upon the Termination of his employment pursuant to this Section 5 or Section 6 shall be made to the Executive unless and until the Executive executes a general release in favor of the Company and KGen Power and their affiliates in a form satisfactory to both the Company and KGen Power and such general release becomes effective pursuant to its terms.

          (g)   No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

        6.    Change in Control.

          (a)    Immediate Vesting.    In consideration of the assistance provided by the Executive in anticipation of a Change in Control (as defined below), all outstanding Options, restricted stock awards, phantom stock and other equity-based awards previously granted to the Executive, if any, shall immediately vest upon a Change in Control, subject to the Board's discretion to require the cancellation of such equity interest in exchange for a cash payment.

          (b)    Termination.    If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason within a period commencing six (6) months prior to the announcement of an anticipated Change in Control and ending six (6) months following a Change in Control, the Executive shall be entitled, in lieu of any other compensation whatsoever, to,

            (i)    the payments and benefits set forth in Section 5(c), except that the payments provided for in Section 5(c)(ii) shall be increased to two (2) times the Base Salary, plus

            (ii)   a lump sum cash payment equal to the Annual Bonus for the fiscal year during which such termination of employment occurs (determined as if all applicable goals and targets had been satisfied in full), pro-rated to the date of Termination;

            (iii)  continuation of participation in the Company's group medical, dental and vision plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, until the earlier of twenty-four (24) months from the date of Termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following Termination;

  and the provisions of Sections 5(e), (f) and (g) shall apply.

          (c)   For purposes of this Section 6, a "Change in Control" shall mean any of the following:

            (i)    any Person becomes a Beneficial Owner of at least fifty percent (50%) of the common stock of KGen Power, except as the result of (A) any acquisition of common stock of KGen Power by KGen Power, or (B) any acquisition of common stock of KGen Power directly from KGen Power (as authorized by the Board);

            (ii)   individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board, and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of KGen Power's common stock, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the

    Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-l1 under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered);

            (iii)  The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of KGen Power unless, in any case, the Persons who or which Beneficially Own the common stock of KGen Power immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least seventy-five percent (75%) of the common stock of KGen Power or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of common stock of KGen Power or all or substantially all of KGen Power's assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the common stock of KGen Power immediately before that transaction

            (iv)  KGen Power's shareholders approve a complete liquidation or dissolution of the Company; or

            (v)   a sale or other disposition of all or substantially all of KGen Power's assets.

          (d)   For purposes of this Section 6, the following terms shall have the meanings indicated:

            (i)    "Beneficial Owner" means beneficial owner as defined in Rule 13d-3 under the Exchange Act. ("Beneficially Owns" has the correlative meaning.) Any calculation of the number of Voting Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(l)(i) under the Exchange Act.

            (ii)   "Incumbent Board" means the members of the Board on the effective date of the Agreement (subject, however, to clause (c)(ii) of the above definition of Change in Control).

          (e)    Stock Ownership Guidelines.    The Executive acknowledges that so long as he benefits from the provisions of this Agreement, he shall be subject to and bound by the KGen Corporation Stock Ownership Guidelines, as the same may be amended from time to time and as they shall be interpreted by the administrator thereof.

        7.    Ownership of Ideas; Duty of Loyalty.

          (a)    General.    The Company is engaged in a continuous program of development, production, marketing and servicing with respect to its businesses and the clients and customers it services. The Executive's employment hereunder creates a relationship of confidence and trust between the Executive and the Company. The purpose of the restrictions contained in this Section 7 is to protect the goodwill and other legitimate business interests of the Company, and the Company would not have entered into this Agreement in the absence of such restrictions.

          (b)    Confidential Information.    The Executive hereby covenants, agrees and acknowledges as follows:

            (i)    The Executive will have access to and will possess, and the Company promises to provide to the Executive, Confidential Information (as defined below) that has been created, discovered or developed by, or otherwise is maintained by the Restricted Group (as defined below), including, without limitation, information created, discovered or developed by, or made known to, the Executive during the Term or arising out of his employment, or in which property rights have been or may be assigned or otherwise conveyed to the Restricted Group, which information has commercial value in the business in which the Restricted Group is engaged and is treated by the Restricted Group as confidential.

            (ii)   The Executive will keep confidential all Confidential Information and will not without the prior written consent of the Board (A) use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by the performance by him of his duties as an employee of the Company and except to the extent required by law, any Confidential Information obtained or developed by him while in the employ of the Company, or (B) take any Confidential Information with him upon leaving the employ of the Company.

            (iii)  The Executive agrees that upon termination of his employment by the Company for any reason, or at such earlier time as the Company may request, the Executive shall forthwith return to the Company all documents and other property in his possession belonging to the Restricted Group.

          (c)    Executive Work Product; Inventions.

            (i)    Ideas, processes, developments and discoveries conceived by the Executive during the Term (collectively, the "Executive Work Product"), in any way related to the Confidential Information or the development, production, financing or marketing activities carried on by the Restricted Group, whether conceived alone or with others during the performance of his duties, and whether or not conceived during the regular working hours of the Company, shall be the sole and exclusive property of the various members of the Restricted Group, as applicable, and the Executive hereby assigns to the Restricted Group his entire right, title and interest in and to the Executive Work Product. The Restricted Group shall also have the right to keep any and all of the Executive Work Product as Confidential Information.

            (ii)   Unless and except to the extent that the Company specifically agrees in writing to the contrary, the Executive hereby agrees, acknowledges and confirms that any and all work and other products to which he shall have directly or indirectly contributed during the Term or which other employees shall have produced or to which they shall have contributed under his supervision or otherwise during the Term shall be deemed to be "works for hire" in and to which the Company shall have full and exclusive right, title and interest. The Executive shall execute any and all documents reasonably necessary and appropriate to evidence the foregoing, and Executive hereby irrevocably appoints the Company as Executive's attorney in fact (which appointment will be deemed for consideration and coupled with an interest) to execute and file any such documents on Executive's behalf.

            (iii)  The Executive will hold for the Company's sole benefit any Invention, which is to be the exclusive property of the Company or any of its Affiliates under this Section 7 regardless of whether any patent, copyright, trademark or other right or protection is issued. Any and all inventions will be promptly and fully disclosed by the Executive to the Board or an appropriate senior executive officer of the Company (other than the Executive), and is hereby assigned to the Company, without any additional compensation therefor.

          (d)    Non-interference with Business Relationships.    During the Restricted Period, the Executive will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

            (i)    make any statements or perform any acts intended to materially interfere with, reasonably likely to materially interfere with or having the effect of materially interfering with,

    any interest of the Restricted Group in their relationship and dealings with existing or potential customers or clients;

            (ii)   make any statements or do any acts intended to cause, reasonably likely to cause or having the effect of causing, any customers or clients of the Restricted Group to make use of the services or purchase the products of any business in which the Executive has or expects to acquire any interest, is or expects to become an employee, officer or director, or has received or expects to receive any remuneration, if such statements or acts would result or would likely result in such customers or clients ceasing to do material business with any member of the Restricted Group;

            (iii)  make any statement that is likely to have the effect of undermining or disparaging the reputation of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Restricted Group, or

            (iv)  engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in material competition with the Restricted Group in any geographical area in which any business was or is carried on by the Restricted Group (A) as of the Commencement Date or (B) during the Restricted Period; provided, however, that the provisions of this Section 7(d) shall not be deemed to prohibit the Executive's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company.

          (e)    Non-Solicitation.    During the Restricted Period, the Executive will not directly or indirectly, as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise:

            (i)    employ or solicit for employment, or advise or recommend to any other person or entity that they employ or solicit for employment, any employee of the Restricted Group or retain or attempt to retain the services of any individuals who are independent contractors for Restricted Group; or

            (ii)   solicit or encourage any employee of the Restricted Group to leave the employ of the Restricted Group, to do any act that is disloyal to the Restricted Group, is inconsistent with the interests of Restricted Group or violates of any provision of this Agreement or any agreement such employee has with the Restricted Group, or to do any of the foregoing with respect to any independent contractors for the Restricted Group.

  For purposes of the foregoing clauses (i) and (ii), above, an "employee of the Restricted Group" and an "independent contractor for the Restricted Group" shall include any person who was an employee or independent contractor of or for the Restricted Group at any time within six (6) months prior to the prohibited conduct.

          (f)    Definitions.    For the purposes of this Section 7, the following terms shall have the following meanings:

            (i)    "Company" shall mean the Company and KGen Power.

            (ii)   "Compete" shall mean when a person or entity (including, without limitation, the Executive) engages in any of the following activities: (A) conducts, operates, carries out or engages in the business of merchant electric power generation, or (B) conducts, operates, carries out, engages in or is involved in any other material business which the Restricted Group may conduct during the Term of this Agreement, in any reasonable geographic area in which such business is conducted by the Restricted Group.

            (iii)  "Confidential Information" shall mean all nonpublic and/or proprietary information respecting the business of the Restricted Group, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data, and methods of design, distribution, marketing, service or procurement, regardless of whether such information has been reduced to documentary form. Confidential Information also includes information concerning the Restricted Group's clients, customers and suppliers, such as their identity, address and other information kept by the Restricted Group. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

            (iv)  "Inventions" shall mean all inventions, products, discoveries, improvements, processes, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Executive, whether at the request or suggestion of the Restricted Group, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise, during the period of his employment by the Company which may pertain to the business, products, or processes of the Restricted Group, and all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any of the Inventions.

            (v)   "Restricted Group" shall mean, individually and/or collectively, the Company (including KGen Power) and any person, corporation or other entity directly or indirectly controlling or under the common control of the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (vi)  "Restricted Period" shall mean the Term of the Executive's employment plus the twelve (12) month period after the Executive's employment with the Company ceases.

          (g)   The Executive represents that his experience, capabilities and circumstances are such that the provisions of this Section 7 will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 7 are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the businesses of the Restricted Group. It is understood and agreed that the covenants made by the Executive in this Section 7 shall survive the expiration or termination of this Agreement and the Term.

          (h)   The Executive acknowledges and agrees that any remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Restricted Group shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Restricted Group from pursuing any other rights and remedies available for any such breach or threatened breach.

          (i)    Without limiting the generality of Section 7 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 7 shall be binding upon the Executive's heirs, successors and legal representatives.

        8.    Indemnification.

          (a)   Subject to limitations imposed by law, the Company's by-laws and the Company's Directors' and Officers' Liability Insurance, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company or KGen Power, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent and did not constitute willful misconduct and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorneys' fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

          (b)   The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceedings described in this Section 8 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 8, together with a reasonable accounting of such expenses.

          (c)   The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 8 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

          (d)   The Company shall make the advances contemplated by this Section 8 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 8 shall be unsecured and interest free.

          (e)   The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

        9.    Arbitration.

          (a)    Rules; Jurisdiction.    Any controversy, dispute or claim between the parties, including any controversy, dispute or claim arising out of, relating to or concerning this Agreement, the breach of this Agreement, the employment of the Executive, or the termination of the Executive's employment (a "Disputed Matter") will be resolved pursuant to this Section 9. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Any such controversy, dispute or claim will be settled in Houston, Texas, in accordance with the applicable rules of the American Arbitration Association (the "AAA") then in effect; provided, however, that a breach of the obligations under Section 7 may be enforced by an action for injunctive relief and damages in a court of competent jurisdiction. If the rules of the AAA differ from any provisions of this Agreement, the provisions of this Agreement will control.

          (b)    Terms of Arbitration.    The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

          (c)    Binding Effect.    The arbitrator will have the authority to grant only such equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Disputed Matter, and the decision of the arbitrator within the scope of the submission will be final and conclusive upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having subject matter jurisdiction to render such judgment. In the event any provision of this Section 9 is found to be unenforceable for any reason by a court or an arbitrator, the court or arbitrator, as the case may be, shall reform this Section 9 to the extent necessary to render it enforceable.

          (d)    Time for Arbitration.    Any demand for arbitration involving an alleged breach of this Agreement shall be filed within one (1) year of the date the claim became known or should have become known; provided, however, any claim involving an alleged statutory obligation may be filed with the AAA and served on the other party at any time within the period covered by the applicable statute of limitations.

          (e)    Payment of Costs.    To the extent permitted by applicable law, each party hereby agrees to pay one half the arbitrator's fees, the costs of transcripts and all other expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the authority to determine payment of costs as part of the award or to allocate costs in accordance with the AAA rules.

          (f)    Burden of Proof; Basis of Decision.    For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding except where otherwise specifically provided in this Agreement, and the decision shall be based on the application of the law of the State Texas (as determined from statutes, court decisions and other recognized authorities) to the facts found by the arbitrator.

          (g)    Judgment.    Within sixty (60) calendar days after the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decisions reached by him or her and shall deliver a signed copy of the award to each party to this Agreement.

          (h)    Confidentiality.    All aspects of the any arbitration proceeding under this Section 9 shall be confidential, and neither party may disclose the substance or outcome of any arbitration proceedings, except as follows: (i) such disclosure is reasonably necessary to carry out and make effective the terms of this Agreement, including without limitation, pleadings or other documents filed seeking entry of judgment upon an award of the arbitrator; (ii) a party is required by law to respond to any demand for information from any court, governmental entity or governmental agency, or as may be required by federal or state securities laws; (iii) disclosure is necessary to be made to a party's independent accountants for tax or audit purposes; (iv) disclosure is necessary to be made to a party's attorneys for purposes of rendering advice or services relating to the Agreement; (v) the parties may mutually agree in writing; or (vi) may otherwise be required by law.

        10.    Miscellaneous.

          (a)    Entire Agreement: Modifications.    This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

          (b)    Non-Assignability.

            (i)    Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 10(b) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

            (ii)   Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          (c)    Binding Effect.    Without limiting or diminishing the effect of Section 10(b) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

          (d)    Notices.    Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid or sent by overnight courier, as follows:

      To the Company, to:

      * * * * *
      * * * * *
      * * * * *
      * * * * *
      * * * * *

      with a copy to:

      * * * * *
      * * * * *
      * * * * *
      * * * * *

      To the Executive, to:

      * * * * *
      * * * * *
      * * * * *
      * * * * *

  or to such other address or addresses as either party may have designated in writing to the other party hereto.

          (e)    Severability.    The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 7 hereof is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 7 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

          (f)    Waiver.    Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          (g)    Tax Obligations.

            (i)    The payment of any salary, bonus or other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Company's employee benefit plans.

            (ii)   It is intended that all payments hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code", and such section, "Section 409A") and the regulations promulgated thereunder so as not to subject the Executive to payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 10(g)(ii) would result the Executive's being subject to the payment of interest or any additional tax under Section 409A of the Code, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

          (h)    Relevant Law.    This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas without regard to the conflict of law principles thereof.

          (i)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

        11.    Acknowledgement.    The Executive represents and acknowledges the following:

          (a)   He has carefully read this Agreement in its entirety;

          (b)   He understands the terms and conditions contained herein;

          (c)   He has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

          (d)   He is entering into this Agreement knowingly and voluntarily.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

KGEN POWER MANAGEMENT INC.
By:	/s/ Richard A. McLean
Name:	Richard A. McLean
Title:	Chief Financial Officer
EXECUTIVE
/s/ Donald E. Boyd Donald E. Boyd
[SEAL]

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EMPLOYMENT AGREEMENT